Exhibit h.(vii)

AMENDED AND RESTATED

MANAGEMENT FEE WAIVER AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT, dated as of August 2, 2017 is made between Hartford Series Fund, Inc. (the “Company”), on behalf of Hartford Balanced HLS Fund (the “Fund”), and Hartford Funds Management Company, LLC (the “Adviser”). This Amended and Restated Agreement is effective January 1, 2018 (the “Effective Date”).

WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Management Agreement between the Company, on behalf of the Fund, and the Adviser; and

WHEREAS, the Company, on behalf of the Fund, and the Adviser entered into an Amended and Restated Management Fee Waiver Agreement dated August 2, 2016 (“Prior Agreement”); and

WHEREAS, the Prior Agreement is scheduled to terminate on December 31, 2017; and

WHEREAS, the Adviser intends to continue the contractual advisory fee waiver of 0.03% as of the Effective Date; and

WHEREAS, the Company and the Adviser desire to continue to provide the arrangements described herein relating to certain expenses of the Fund through December 31, 2018; and

WHEREAS, the Company and the Adviser desire to amend and restate the Prior Agreement as set forth below;

NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

1.       The Adviser hereby agrees to waive for the Fund a portion of its contractual advisory fee in the amount of 0.03% commencing as of the Effective Date.

2.       The fee waiver described in Section 1 above is not subject to recoupment by the Adviser.

3.       The Adviser understands and intends that the Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Company on Form N-1A with the Securities and Exchange Commission, (2) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Fund to do so.

4.       The Agreement terminates effective December 31, 2018 and may be terminated earlier upon approval of the Board of Directors of the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

HARTFORD SERIES FUND, INC., on behalf of Hartford Balanced HLS Fund

Name:	/s/ Thomas R. Phillips
Thomas R. Phillips
Title:	Vice President and Secretary

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

Name:	/s/ Gregory A. Frost
Gregory A. Frost
Title:	Chief Financial Officer